UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 1, 2006

KUHLMAN COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50187	86-0883289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(Address of principal executive offices)(Zip Code)

(612) 338-5752
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Description of Changes

On August 1, 2006, Kuhlman Company, Inc., a Nevada corporation (the “Company”) announced that Jeffrey Doshan has been appointed Chief Operating Officer of the Company effective immediately.

Prior to joining the Company, Mr. Doshan, age 55, was a consultant to various retail businesses.

A copy of the Company’s press release announcing the appointment of Mr. Doshan as Chief Operating Officer of the Company included as Exhibit 99.1 to this report and is incorporated by reference into this item.

Family Relationships and Certain Relationships and Related Transactions

There are no family relationships between Mr. Doshan and any director or executive officer and no transactions or proposed transactions between Mr. Doshan or any member of their immediate families, and the Company or its subsidiaries, or in which Mr. Doshan, or any member of his immediate family, will have a direct or indirect material interest.

Officer Compensation

There is no written employment agreement with Mr. Doshan. The Company intends to initially provide Mr. Doshan with a salary of $125,000 and the Compensation Committee would consider a bonus at a later time based upon a number of factors such as compensation for other Company executives, the business and financial situation at the Company, the market for comparable executive talent and Mr. Doshan’s role. It is anticipated that Mr. Doshan will receive a grant of 300,000 shares of Company Common Stock options that will vest over a three year period.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Exhibits.

99.1	Press release issued August 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUHLMAN COMPANY, INC.

Date: August 1, 2006	By:	/s/ Jon Gangelhoff
Jon Gangelhoff, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued August 1, 2006